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                 AGREEMENT TO ASSIGN REAL ESTATE SALES CONTRACT

     This AGREEMENT TO ASSIGN REAL ESTATE SALES CONTRACT (this "Agreement") is made in Chicago, Illinois this 25th day of May 1995, by and between LW PARTNERS VIII LIMITED PARTNERSHIP, an Illinois limited partnership ("LW") and FIRST SECURITY BANK OF CHICAGO, an Illinois banking corporation ("FSBC").

                                    RECITALS

     A. Pursuant to a certain Real Estate Sales Contract dated December 2, 1994, as amended by Amendment dated December 21, 1994 (the "Contract"), Belgravia Group, Ltd. an Illinois corporation (Belgravia"), agreed to purchase from the University of Chicago, an Illinois not-for-profit corporation (the "University") certain property and improvements thereon commonly known as 190 East Delaware Place, Chicago, Illinois (the "Property") at a purchase price (the "Purchase Price") of $2,350,000, plus or minus prorations and credits.

     B. Pursuant to an Assignment and Assumption dated April 15, 1995, Belgravia assigned to LW all of Belgravia's right, title and interest under the Contract and LW assumed all of Belgravia's liabilities and obligations thereunder.

     C. LW desires to further assign all of its right, title and interest in and to the Contract to FSBC.

     NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, it is hereby agreed as follows:

     1. ASSIGNMENT. Subject to the terms and conditions of this Agreement, LW shall transfer, assign and set over unto FSBC all of the right, title and interest of LW in and to the Contract. Such assignment shall be automatically effective without further action of the parties immediately upon the later to occur of the satisfaction of the Zoning Condition and the receipt of the Banking Approval (as such terms are hereinafter defined). Such assignment shall be without assumption by FSBC of any liability or obligation to the University under the Contract which accrued prior to the effective date of the assignment.

     2. EARNEST MONEY. Within five days after the date of full execution and delivery of this Agreement, FSBC shall deposit $55,000 into an escrow (the "Escrow") with Near North National Title Corporation to be held as earnest money in an interest-bearing account for the mutual benefit of the parties, pursuant to strict joint order escrow instructions and the terms of this Agreement. In addition: (a) for each month in excess of one month that the Due Diligence Period (as defined in the Contract) is extended pursuant to the Contract, FSBC shall deposit into the Escrow, within five days after notice is delivered to FSBC that LW has paid an additional $5,000 Monthly Extension Fee (as defined in the Contract), the

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sum of $5,000 and (b) in the event LW increases the earnest money under the
Contract by $50,000 pursuant to Section 3 of the Contract, FSBC shall deposit into the Escrow, within five days after notice is delivered to FSBC that LW has made such $50,000 payment, the sum of $50,000. All deposits made by FSBC under this Section 2 shall be deemed to be "Earnest Money" hereunder. All interest earned on deposits in the Escrow shall be paid to FSBC except upon a default by FSBC under this Agreement, in which event such amounts shall be paid to LW.

     3. ASSIGNMENT PAYMENT. In consideration of: LW's assignment of the Contract to FSBC, LW's satisfaction of the Zoning Condition and as reimbursement for all costs incurred or to be incurred by LW in connection with the transactions contemplated by the Contract and this Agreement, FSBC shall pay to LW the sum of $450,000, as provided in Section 8 below. Said sum shall be due and payable by cashier's check or wired funds at the Closing (hereinafter defined).

     4. ZONING PERIOD. LW shall cause the 120-day zoning period set forth in Paragraph R.4(b) of the Contract to be extended as provided therein for such time as may be necessary for LW to pursue satisfaction of the Zoning Condition and shall pay to the University the Monthly Extension Fee (as defined in the Contract) on or before the date due each month.

     5.   ENVIRONMENTAL.
          (a) Within thirty days from the date hereof, LW shall deliver to FSBC a Phase I environmental report of the Property, which report shall be prepared by an environmental consulting firm reasonably acceptable to FSBC and which shall be addressed to FSBC. If such environmental report indicates that the University has not complied with its obligations under the Contract or has breached any representation or warranty set forth in the Contract or if FSBC, in its reasonable discretion, is otherwise dissatisfied with the environmental condition of the Property, FSBC shall have the right to terminate this Agreement by giving notice to LW within thirty days after delivery of the report, in which event the Earnest Money and all interest thereon shall promptly be returned to FSBC. The provisions of this subsection (a) shall not be effective with respect to the existence of asbestos at the Property, such matters being governed by subsection (b) below.

          (b) Within thirty days from the date of delivery of Phase I report described above, LW shall obtain a contractor's proposal for the removal of all asbestos from the Property. Such proposal shall be prepared by a contractor reasonably acceptable to FSBC. At the Closing, LW shall: (i) cause the University to grant a credit against the Purchase Price for an amount equal to the cost for the removal of all asbestos from the Property as set forth in LW's contractor's proposal, and (ii) pay to FSBC any such amounts not so credit by the University.

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          (c)  Without limiting the generality of other provisions of this
     Agreement, LW shall cause the University to comply with all requirements in the Contract regarding the remediation of hazardous materials upon the Property and delivery of appropriate evidence of compliance with laws regarding the prior removal of underground storage tanks and the issuance of all appropriate governmental certificates and documents with respect to such removal. In the absence of contrary notice from FSBC to LW during the thirty day period following delivery of the Phase I report as described in subsection (a) above, LW shall be deemed to have complied with its obligations under this subsection (c).

     6. ZONING. LW represents that it has filed with the City of Chicago on or about April 5, 1995 an application to amend the zoning classification of the Property from R8 to B6-6. LW shall, at its sole cost and expense, proceed in good faith and with due diligence to pursue such application, attend all hearings and take all other appropriate action as shall be necessary or appropriate to effect a change of zoning classification of the Property to B6-6 so as to allow the Property to be operated as a banking facility (the successful completion of such zoning change is herein referred to as the "Zoning Condition"). If the Zoning Condition is not fully satisfied on or prior to December 1, 1995, FSBC may, at its election and upon notice to LW terminate this Agreement in which event the Earnest Money and all interest thereon shall be promptly paid to FSBC and neither party shall thereafter have any rights or claims against the other party.

     7. SURVEY. LW shall, at its sole cost and expense, cause the Survey (hereinafter defined) to be certified to FSBC and FSBC's designees and deliver the same to FSBC at Closing. Subject to the foregoing, FSBC hereby accepts the Survey, provided that LW shall cause the title policy that is to be delivered to FSBC at Closing to contain an encroachment endorsement against loss or damage arising out of the .02 foot encroachment of the building located at the southeast corner of the Property as noted on the Survey.

     8. CLOSING. The closing for the purchase of the Property (the "Closing") shall, subject to the terms and conditions of the Contract, be on a date selected by FSBC (as designated on a notice given to LW not later than ten days prior to the Closing) on or about December 5, 1995, but in no event earlier than December 2, 1995 nor later than February 15, 1996. At the Closing, FSBC shall pay to the University all sums required under the Contract for the purchase of the Property. At the Closing (a) the earnest money deposited under the Contract by LW (and interest thereon) and the Monthly Extension Fees paid by LW shall be credit against the Purchase Price; (b) all of the Earnest Money and all interest thereon shall be returned to FSBC; and (c) subject to Section 5(b) above, FSBC shall pay to LW $450,000 plus the sums credited against the Purchase Price under the foregoing clause (a). LW shall direct the University to convey title to the Property directly to FSBC's designated nominee at the Closing, subject to the terms of this Agreement.

     9.   DEFAULT: FAILURE TO SATISFY CONDITIONS.

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     (a)  If FSBC fails to perform any of FSBC's obligations under this
     Agreement and such failure continues more than five days after notice to FSBC, then LW's sole and exclusive remedies against FSBC shall be to (i) terminate this Agreement in which event the Earnest Money and all interest thereon shall be paid to LW as liquidated damages; and (ii) if, during a period of six months following such termination, neither Belgravia, nor LW or any of their respective officers, shareholders, employees, directors or affiliates, or David W Ruttenberg or any of his relatives, partners or employees or any entity in which any of said persons has a financial interest purchases, leases or exchanges the Property, acquires any financial interest in the Property, receives any fee, commission or compensation with respect to the sale, lease or exchange of the Property, or enters into any written or oral agreement with respect to any of the foregoing,or is otherwise involved in any financial transaction with respect to the Property, then FSBC shall also pay to LW, with ten days following the expiration of said six month period, the sum of $50,000 as additional liquidated damages. If any such uncured failure occurs after the assignment of the Contract to FSBC has become effective, FSBC shall, upon notice from LW, immediately reassign the Contract to LW.

          (b) If LW fails to perform any of LW's obligations under this Agreement or any representation or warranty of LW set forth herein is breached, and such failure or breach continues more than five days after notice to LW, then FSBC, at its election, may exercise any one or more of the following remedies:

               (i) terminate this Agreement by notice to LW in which event the Earnest Money and all interest thereon shall be returned to FSBC;

               (ii) enforce specific performance of this Agreement; and

               (iii) pursue any other rights or remedies to which FSBC may be entitled at law or in equity, provided that if any such failure is due to the default by the University under the Contract without fault by LW, FSBC shall have no right to collect money damages from LW on account thereof.

          (c) If the University breaches or defaults under its obligations under the Contract, and such breach or default continues for five days after notice from FSBC to LW, FSBC may, at its election, exercise any one or more of the following remedies:

               (i) if such breach or default occurs prior to the effective date of the assignment of the Contract to FSBC: (A) terminate this Agreement in which event the Earnest Money and all interest thereon shall be returned to FSBC; or (B) cause LW, at LW's cost and expense, to enforce such obligations or otherwise pursue its rights and remedies under the Contract, as directed by FSBC; and

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               (ii) if such breach or default occurs after the effective date of the assignment of the Contract to FSBC, pursue its rights and remedies under the Contract, in which event LW shall be obligated to cooperate with FSBC in such efforts.

     10. BANKING APPROVAL. Promptly following the full execution and delivery of this Agreement, FSBC shall seek all bank regulatory governmental approvals and consents for the operation of a banking facility at the Property as FSBC shall, in its sole discretion, deem necessary or appropriate (the "Banking Approval"). In the event, for any reason, the Banking Approval is not obtained on or prior to October 2, 1995, FSBC may, at its election, upon notice to LW delivered not later than October 6, 1995, terminate this Agreement, in which event all Earnest Money and interest thereon shall be promptly returned to FSBC.

     11.  REPRESENTATION AND WARRANTIES

          (a)  LW hereby represents and warrants to FSBC that:

               (i)  The Recitals hereto are true and correct;

              (ii) The Plat of Survey prepared by Chicago Guarantee Survey Company, revision dated March 30, 1995 (#9412008), (the "Survey"), properly depicts the general dimensions and location of the Property;

             (iii) Other than the Contract and this Agreement, to the best of LW's knowledge, there are not contracts, options or agreements in existence which related to the purchase of the Property;

              (iv) To the best of LW's knowledge, the University owns fee simple title to the Property and has full power and authority to enter into the Contract and to perform its obligations thereunder;

               (v) LW has full power and authority to enter into this Agreement and to perform its obligations hereunder. The individual executing this Agreement on behalf of LW is authorized to do so;

              (vi) LW holds good and valid title to the rights of Purchaser under the Contract free and clear of all liens and encumbrances;

             (vii) The consummation of the transactions contemplated by this Agreement shall not result in a breach of any of the terms or conditions of, or constitute a default under any agreement to which LW is now a party, or violate any judgment; order, writ

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                    injunction or decree of any court, administrative agency or governmental body in an action which LW is a party;

            (viii) No consent of the University is required with respect to the assignment of the Contract by Belgravia to LW or to the assignment by LW to FSBC and the performance by LW of its other obligations hereunder; and

              (ix) The contract is in full force and effect and free from all defaults by the seller and purchaser thereunder.

          (b) The foregoing representations and warranties shall survive the Closing for one year following the Closing.

          (c) LW agrees to indemnify and hold harmless FSBC for all loss, damage, cost and expense (including reasonable attorneys' fees) incurred or suffered as a result of any breach of the foregoing representations and warranties.

     12.  TITLE POLICY.

          LW shall cause to be delivered to FSBC within fifteen days from the date hereof a title commitment in accordance with Sections 1 and 2 of the Conditions and Stipulations of the Contract and LW and FSBC shall have the same rights and obligations with regard to the title commitment as are applicable to the "Seller" and "Purchaser", respectively, under said Sections 1 and 2.

     13.  MISCELLANEOUS.

          (a) LW agrees not to modify, amend or terminate the Contract without obtaining FSBC's prior written consent thereto.

          (b) LW represents to FSBC that neither LW nor Belgravia has dealt with or engaged any broker or finder in connection with this Agreement or the transactions contemplated hereby other than any broker or finder whose fee, commission or other compensation will be paid in full by LW. FSBC represents to LW that FSBC has not dealt with or engaged any broker or finder in connection with this Agreement or the transactions contemplated hereby. The parties acknowledge that certain parties are listed as brokers under the Contract. LW represents and warrants that the University (and in no event FSBC) shall be responsible for paying any commissions owed in connection with the sale of the Property. Each party hereby agrees to indemnify and hold harmless the other party from and against all costs, claims, losses, liabilities and expenses (including reasonable attorneys' fees) incurred by the non-indemnifying party and arising from a breach or inaccuracy of the foregoing representation made by the indemnifying party.

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          (c)  If any provision of this Agreement is held to be unenforceable or invalid by any court of competent jurisdiction, LW and FSBC shall negotiate an equitable adjustment to the provisions of this Agreement in order to effect, to the maximum extent permitted by law, the purpose of this Agreement (and absent any agreement by LW and FSBC, upon the request of either hereto, a court of competent jurisdiction is empowered to make such equitable adjustment), and the enforceability and validity of the remaining provisions shall not be effected thereby.

          (d) This Agreement constitutes the entire agreement and understanding between the parties hereto with respect to the subject matter hereof and supersedes all previous agreements and understandings. This Agreement shall not be amended or otherwise modified without the written consent of LW and FSBC. This Agreement shall be binding upon and shall inure to the benefit of LW and FSBC and their respective successors and assigns.

          (e) In the event any litigation arises between the parties with respect to this Agreement, the prevailing party in such litigation shall be entitled to receive from the other party all of its reasonable attorney's fees and costs incurred in connection therewith.

          (f) This Agreement shall be governed by and construed in accordance with the laws of the State of Illinois.

          (g) Any notices and other documents required or permitted to be given or delivered hereunder shall be in writing and shall be delivered (i) personally, (ii) via certified or registered mail return receipt requested or (iii) via overnight courier, addressed to the parties as follows:

               If to LW:           c/o Belgravia Group, Limited
                                   325 West Huron Street
                                   Suite 806
                                   Chicago, Illinois 60610
                                   Attention:  David W. Ruttenberg

               If to FSBC:         First Security Bank of Chicago
                                   196 East Pearson
                                   Chicago, Illinois 60601
                                   Attention:  Thomas R. Beverlin

               with a copy to:     David Glickstein
                                   Schwartz, Cooper, Greenberger & Krauss, Chtd.
                                   180 North LaSalle Street
                                   Suite 2700
                                   Chicago, Illinois 60601

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     Any notice given or other document sent as aforesaid shall be deemed given and delivered (i) on the date received, if personally delivered, (ii) on the second business day following the date on which such notice is deposited with the postal service, if sent by certified or registered mail, whether or not received, or (iii) on the first business day following the date on which such notice is deposited with an overnight courier, if sent by overnight courier, whether or not received. Either party to this Agreement may change its address for notice purposes by giving notice thereof to the other party as provided above.

          (h) If any day required hereunder for the delivery of any notice or the performance of any act falls upon a Saturday, Sunday or a day on which state chartered banks in Illinois are not generally open for business, such required day shall be extended until the next regular state banking day.

          (i) This Agreement may be executed in one or more counterparts each of which, when taken together, shall constitute one and the same Agreement.

          (j) Upon request, each party agrees to perform such further acts and execute such additional documents as the other party may deem necessary or appropriate to evidence or effectuate the provisions hereof, including, without limitation, execution and delivery of separate assignment documents subject to the provisions of Sections 1 and 9(a) hereof, respectively.

     IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

LW:                                     FSBC:

LW PARTNERS VIII LIMITED                FIRST SECURITY BANK OF
PARTNERSHIP, an Illinois limited        CHICAGO, an Illinois banking
partnership                             corporation

By: Belgravia Group, Ltd
    /s/ David W. Ruttenberg                 By: /s/ Thomas R. Beverlin
    ------------------------------          -----------------------------------
Its: General Partner                        Its: President


                                     JOINDER

     The undersigned, having a financial interest in LW, does hereby join in making the warranties and representations set forth in Section 11 of the foregoing Agreement and agrees

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that he shall be jointly and severally liable with LW for any breach thereof, subject to the terms of Sections 11(b) and (c) of the Agreement.


DATED:  May 25, 1995                     /s/ David W. Ruttenberg
                                         --------------------------------------
                                         David W. Ruttenberg


                                ACKNOWLEDGEMENT

     Belgravia does hereby acknowledge and represent to FSBC that it has assigned to LW all of Belgravia's rights under the Contract.

Dated:  May 25, 1995                     Belgravia Group, Ltd

                                         By: /s/ David W. Ruttenberg
                                             ----------------------------------
                                         Title:  President

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